UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 15, 2012

West Marine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive Watsonville, California 95076

(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Matthew L. Hyde as President and Chief Executive Officer

On May 15, 2012, Matthew L. Hyde accepted the offer made by the Board of Directors (“Board”) of West Marine, Inc. (“Company”) to succeed as the Company’s new President and Chief Executive Officer.  On May 16, 2012, the Board appointed Mr. Hyde to those positions, effective June 19, 2012.  A press release announcing the appointment of Mr. Hyde is being filed with this report as Exhibit 99.1.

Until Mr. Hyde assumes his new position on June 19, Geoff Eisenberg will continue to serve as the Company’s President and Chief Executive Officer.  As previously disclosed, Mr. Eisenberg will be a consultant on an on-call basis for a period following Mr. Hyde assuming his new position, in order to facilitate an effective transition of leadership.

Mr. Hyde, 49, currently is the Executive Vice President of Recreational Equipment Inc. (“REI”), which he joined in 1986.  At REI he oversees marketing, e-commerce & direct sales, real estate, store development, retail and customer experience functions. Mr. Hyde previously led REI's online division, championing its award-winning multi-channel strategy.  He currently serves as lead independent director on the board of directors of Zumiez Inc., a public company, as well as a member of its governance and nominating committee, and on the board of the YMCA of the USA, a non-profit organization.  Mr. Hyde holds a Bachelor's of Science degree from Oregon State University in Corvallis.

Upon Mr. Hyde assuming his duties on June 19, Mr. Eisenberg will resign from our Board of Directors and Mr. Hyde will fill the vacancy created by Mr. Eisenberg’s resignation.  Our Board has determined that Mr. Hyde qualifies to serve on the Board as his specialty retail background, along with his online retail, brand-building, marketing, merchandising and operational expertise, provide valuable insight to the Board as the Company plans its next growth phase.

Compensation Arrangements for Matthew L. Hyde

Under the terms of the offer letter, Mr. Hyde will receive an annual base salary of $600,000.  In addition, Mr. Hyde’s target bonus will be 100% of his annual base salary, with the actual amount of any bonus determined on a sliding scale (currently ranging from 0% to 140% of his target goal, depending on the Company’s performance), with a minimum bonus for fiscal 2012 of $340,000.  We also have agreed to reimburse Mr. Hyde for reasonable expenses he incurs within the next six months in relocation from Seattle, WA to the greater Watsonville, CA area.

Pursuant to the offer letter, we will award Mr. Hyde options to purchase 100,000 shares of our common stock and restricted stock units for 80,000 shares of our common stock under the terms of our Omnibus Equity Incentive Plan.  Half of the RSUs and 60,000 of the options are an incentive to join us and the remainder are part of Mr. Hyde’s regular long-term incentive compensation.  The options will have a term of seven years and both the options and restricted stock units will vest in three annual installments of 33%, 33% and 34%, respectively.  Pursuant to our Omnibus Equity Incentive Plan and our Equity Award Grant Policy, the grant date for these options will be the tenth business day of the calendar month following his starting date.

Under the terms of the Company’s Executive Officer Severance Plan, in the event Mr. Hyde is terminated without “cause” or resigns for “good reason”, Mr. Hyde is entitled to: continued payment of his annual salary for a period 52 to 78 weeks from such termination, depending on his tenure with the Company

(subject to a modification in the schedule of payments if necessary to comply with Internal Revenue Service deferred compensation rules and further subject to a reduction in the cash portion equal to the difference between the severance amount payable by the Company and any amounts he earns or is paid from future employment or consulting arrangements during the severance term); and, if such termination occurs during the second half of a fiscal year, Mr. Hyde would be eligible to receive a pro-rated annual bonus for that year.

The foregoing is a summary of the material terms of the offer letter.  As a summary, it does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the letter that is being filed with this report as Exhibit 10.1.

We have also entered into confidentiality and non-solicitation agreement with Mr. Hyde and on May 16, 2012, the Board approved entering into our standard indemnification agreement with Mr. Hyde, effective as of his start date.  Under these agreements, Mr. Hyde has agreed to keep certain West Marine information confidential and to not interfere with any of our relationships with employees, independent contractors, customers and suppliers during his term of employment and for two years thereafter, and we have agreed to indemnify Mr. Hyde against certain claims that may arise in connection with his service to us.

Consistent with the Company’s director compensation policy, Mr. Hyde will not be compensated for serving on the board of directors.

Item 9.01.                      Financial Statements and Exhibits.

(a)           Not Applicable.

(b)           Not Applicable.

(c)           Not Applicable.

(d)           Exhibit:

10.1
Offer Letter, dated May 11, 2012 and accepted May 15, 2012, between West Marine, Inc. and Matthew L. Hyde (management compensatory plan or arrangement within the meaning of Item 601(b)(10)(iii) of Regulation S-K).

10.2	Confidentiality and Non-Solicitation Agreement (management compensatory plan or arrangement within the meaning of Item 601(b)(10)(iii) of Regulation S-K).

99.1           Press Release dated May 17, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: May 16, 2012	By:	/s/ Pamela J. Fields
Pamela J. Fields, Esq.
Secretary and General Counsel